UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 11, 2006

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, in September 2004, a complaint (the "Complaint") was filed against Verticalnet, Inc. (the "Company") and several of its former officers and directors in U.S. District Court for the Eastern District of Pennsylvania in an action captioned Jodek Charitable Trust, R.A., et. al. v. Vertical Net Inc. et. al., C.A. No. 04-4455 (the "Jodek Case").

The Complaint alleged, among other things, that Jodek Charitable Trust, R.A. ("Jodek"), or its predecessors in interest, were damaged by the Company’s alleged delays in registering shares of the Company’s stock, updating the registration of the Company’s stock, releasing the Company’s stock from lock-ups and releasing the Company’s stock from escrows in connection with the Company’s acquisition of Tradeum, Inc. in March 2000. Jodek claimed damages accrued to it as a result of the decrease in the stock price during the alleged delays.

On August 11, 2006, the Company and Jodek entered into a Settlement Agreement (the "Settlement Agreement"), that provides for the settlement of the Jodek Case. Pursuant to the Settlement Agreement: (i) the settlement amount was fixed at $5,563,000; (ii) the Company agreed to (a) pay Jodek approximately $100,000, representing the balance of its $500,000 retention obligation under the its directors’ and officers’ insurance policy (the "D&O Policy"), and (b) prosecute an action at Jodek’s expense, against the Company’s insurer (the "Insurer") under the D&O Policy to require the Insurer to pay the balance of the settlement amount for the benefit of Jodek; and (iii) Jodek released the Company and all other defendants of all claims. Under the Settlement Agreement, the Company will only be required to pay the settlement amount of $5,563,000 if the claims are collected from the Insurer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

August 17, 2006	By:	Gene S. Godick

Name: Gene S. Godick
Title: Executive Vice President and Chief Financial Officer